FORM 10f-3

                              THE BLACKROCK FUNDS
                         Record of Securities Purchased
                    Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio: EQ/Short Duration Bond
Portfolio (AXA-BF), BlackRock Low Duration Bond
Portfolio (BR-LO), GuideStone Funds Low Duration
Portfolio (GUIDE), Short Term Bond Portfolio of Short
Term Bond Master Trust (MF-SHORT)

2.	Issuer: XTO Energy Inc.  (Cusip: 98385XAR7)

3.	Date of Purchase: 08/04/2008

4.	Underwriter from whom purchased:  Lehman Brothers Inc.

5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Piper Jaffray & Co.

a.	List Members of Underwriting Syndicate:
Lehman Brothers Inc., Banc of America Securities
LLC, Jefferies & Company, Inc., Wachovia Capital
Markets, LLC, BNP Paribas Securities Corp., SunTrust
Robinson Humphrey, Inc., Deutsche Bank Securities
Inc., Credit Suisse Securities (USA) LLC, Greenwich
Capital Markets, Inc., Barclays Capital Inc., Morgan
Stanley & Co. Incorporated, Citigroup Global Markets
Inc., J.P. Morgan Securities Inc., UBS Securities
LLC, BBVA Securities, Inc., BMO Capital Markets
Corp., BNY Mellon Capital Markets, LLC, Comerica
Securities, Inc., DnB NOR Markets, Inc., Fortis
Securities LLC, Lazard Capital Markets LLC, Natixis
Bleichroeder Inc., Piper Jaffray & Co., Tudor,
Pickering, Holt & Co. Securities, Inc., Wells Fargo
Securities, LLC

6. 	Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (AXA-BF) $9,180,000 out of $250,000,000; (BR-LO) $3,810,000 out of $250,000,000;
(GUIDE) $1,020,000 out of $250,000,000; (MF-SHORT)
$2,180,000 out of $250,000,000.

7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered) $60,000,000 out of $250,000,000.

8.	Purchase price (net of fees and expenses):  $99.988

9.	Date offering commenced (if different from Date of
Purchase):

10.	Offering price at end of first day on which any sales
were made: $99.988

11.	Have the following conditions been satisfied:	Yes or No

a.	The securities are part of an issue registered
      under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible
      Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A Offering or part of an issue of government securities. YES


b. The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the
	securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted
	to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the
	fourth day preceding the day on which the rights offering terminated. YES

c.    The underwriting was a firm commitment underwriting. YES

d.	The commission, spread or profit was
	reasonable and fair in relation to that
	being received by others for underwriting similar securities during the same period. YES

e.	In respect of any securities other than
	Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
	(including the operations of predecessors).  YES

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering? YES

Approved by:  __Nathaniel Toothaker 	Date: __09/04/08___